                                                                      EXHIBIT 11
                              AMPHENOL CORPORATION

                        Computation of Per Share Earnings

                   For the Three Years Ended December 31, 2001
                (dollars in thousands, except per share amounts)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------------
                                                                          2001             2000             1999
                                                                          ----             ----             ----
Income before extraordinary item ..................................   $     83,710     $    107,904     $     44,295
Extraordinary item:
Loss on early extinguishment of debt,
   net of income taxes ............................................             --               --           (8,674)
                                                                      ------------     ------------     ------------
Net income applicable to Common Stock .............................   $     83,710     $    107,904     $     35,621
                                                                      ============     ============     ============
Net income per common share - Basic:
    Income before extraordinary item ...............................  $       2.00     $       2.59     $       1.23
    Extraordinary loss .............................................            --               --             (.24)
                                                                      ------------     ------------     ------------
   Net income .....................................................   $       2.00     $       2.59     $        .99
                                                                      ============     ============     ============
Average common shares outstanding .................................     41,920,616       41,584,069       36,059,556
                                                                      ============     ============     ============
Net income per common share - Diluted:
    Income before extraordinary item ...............................  $       1.95     $       2.52     $       1.21
    Extraordinary loss .............................................            --               --             (.24)
                                                                      ------------     ------------     ------------
   Net income .....................................................   $       1.95     $       2.52     $        .97
                                                                      ============     ============     ============

Average common shares outstanding .................................     41,920,616       41,584,069       36,059,556
Employee stock options ............................................      1,076,505        1,294,853          604,460
                                                                      ------------     ------------     ------------
Average common shares outstanding -Diluted .......................      42,997,121       42,878,922       36,664,016
                                                                      ============     ============     ============